Exhibit 99.1

UNITED REFINING COMPANY REPORTS

YEAR END FISCAL 2013 RESULTS

Warren, PA. November 26 /PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces results for the Company’s fiscal year ended August 31, 2013.

Net income for the fiscal year ended August 31, 2013 was $168.7 million. This is a decrease of $22.1 million from net income of $190.8 million for the year ended August 31, 2012. Net income and EBITDA in fiscal 2013 includes a non-cash $18.7 million pre-tax loss on early extinguishment of debt. The comparable fiscal 2012 Net Income and EBITDA included a $43.9 million pre-tax, unrealized gain on derivative contracts.

EBITDA1 (LIFO) was $353.8 million for the fiscal year ended August 31, 2013, a decrease of $47.5 million from a record high of $401.3 million for the fiscal year ended August 31, 2012. Adjusted EBITDA on a FIFO basis during fiscal years 2013 and 2012 was $385.1 million and $343.1 million, respectively.

Net sales for the fiscal year ended August 31, 2013 decreased $49.6 million to $3,681.3 million as compared to $3,730.9 million during fiscal 2012. Sales within the Company’s wholesale business segment declined by $45.3 million or 2.3% to $1,959.6 million as compared to $2,004.9 million in fiscal 2012 reflecting a 2.3% decrease in wholesale selling prices and a .8% decrease in wholesale volume. Retail sales during fiscal 2013 decreased by $4.4 million or .3% as compared to the comparable period in fiscal 2012.

United Refining Company uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. The

Company’s calculation of EBITDA includes an adjustment for a loss that resulted from an extinguishment of its debt since the loss was not a result of the normal operations of the Company. See reconciliation of Net Income to EBITDA in Footnote (1) in table set forth below. The Company’s method of computing EBITDA may or may not be comparable to other similarly titled measures used by other companies.

	Year Ended August 31,
	2013	2012
	(dollars in thousands)

Net Sales	$3,681,253	$3,730,925
Operating Income	$328,608	$358,350
Net Income	$168,683	$190,816
Income Tax Expense	$98,344	$121,954
EBITDA (LIFO)(1)	$353,831	$401,282

(1)	EBITDA Reconciliation

EBITDA Reconciliation

	Year Ended August 31,
	2013	2012
	(dollars in thousands)

Net Income	$168,683	$190,816
Interest Expense	39,530	40,913
Income Tax Expense	98,344	121,954
Loss on Early Extinguishment of Debt	18,727	—
Depreciation	19,796	38,718
Amortization	8,751	8,881

EBITDA – LIFO Basis	$353,831	$401,282

EBITDA – LIFO Basis	$353,831	$401,282
Non cash (Gain) on Derivative Contracts	—	(43,826)

Adjusted EBITDA – LIFO Basis	$353,831	$357,456
LIFO Inventory Adjustment	31,257	(14,332)

Adjusted EBITDA – FIFO Basis	$385,088	$343,124

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 358 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and northwestern Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contacts: John A. Catsimatidis, Chairman and CEO (212) 956-5803

James E. Murphy, Chief Financial Officer (814) 723-1500